Exhibit 99.1


      SigmaTron International, Inc. Reports Third Quarter Financial Results
                                 for Fiscal 2006


     ELK GROVE VILLAGE, Ill.--(BUSINESS WIRE)--March 14, 2006--SigmaTron International, Inc. (NASDAQ:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the 2006 third fiscal quarter ended January 31, 2006.
     For the three months ended January 31, 2006, net revenues were $34.1 million compared to net revenues of $25.1 million for the same period ended January 31, 2005. Net income for the third quarter of fiscal 2006 was $0.3 million compared to $1.4 million for the 2005 third fiscal quarter. Diluted earnings per share for the quarter were $0.07 compared to $0.38 for the same period in the prior fiscal year.
     For the nine months ended January 31, 2006, net revenues were $90.3 million compared to $71.2 million for the same period ended January 31, 2005. Net income for the 2006 period was $1.7 million, compared to $3.9 million for the 2005 period. Diluted earnings per share for the nine months ended January 31, 2006, were $0.40 compared to $1.02 for the nine months ended January 31, 2005.
     Sales volume increased for the 2006 three and nine month periods as compared to the same periods in the prior year in the appliance, fitness, industrial electronics, life sciences and semiconductor marketplaces. The increase in the industrial electronics, life sciences and semiconductor industries was primarily due to sales to new customers as the result of the Company's July 2005, acquisition of Able Electronics Company in Hayward, California ("Able"). Results for the three and nine month periods compared to the same periods for fiscal 2005 were negatively impacted by pricing concessions, increasing component and manufacturing supplies cost, cost related to RoHS (the European Union mandate on the restrictions of hazardous substances) compliance transitions required in Europe by July, 2006 and cost inefficiencies related to the consolidation of the Company's Fremont, California facility into Able, and integration of the Able operations.
     Commenting on SigmaTron's third-quarter and nine-month results, Gary R. Fairhead, president and chief executive officer, said, "While the results from the Able Electronics acquisition have not generated positive bottom line results to date, we remain optimistic and excited about the opportunities this operation can provide to SigmaTron. We have already realized incremental business opportunities from Able's existing customer base and fully expect revenues from the Able operations will continue to grow, enhanced by SigmaTron's international footprint. We believe we will see the full benefit from this acquisition in fiscal 2007."
     "The Able Electronics acquisition, along with the sale of our Las Vegas operation, were critical steps we have taken to help ensure the Company's future. In particular, the Able acquisition diversifies the markets we serve, diversifies our customer base and expands the range of services we offer."
     Fairhead continued, "We anticipate the consolidation of our Fremont operation into our Hayward operation will be completed as scheduled before this fiscal year-end. The consolidation of these two entities is expected to bring improved operating efficiencies. Furthermore, we expect the production of various product groups to migrate to Tijuana for production as part of the consolidation plan."
     "Our Suzhou-Wujiang China operation had a good quarter. Our Elk Grove Village, Illinois operation continued to grow and added several new customers because of our RoHS capabilities. Our Acuna, Mexico operation continued to post solid results and continued to garner interest from potential customers."
     Fairhead concluded, "While our overall third quarter results were disappointing, we continue to believe that we have laid the foundation for continued growth and long term success."

     Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois, Acuna and Tijuana, Mexico, Fremont and Hayward, California and Suzhou-Wujiang, China. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Taipei, Taiwan.

     Note: This press release contains forward-looking statements. Words such as "continue," "will," "expects," "believe," "plans," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of SigmaTron (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, SigmaTron's plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the risks and uncertainties inherent in SigmaTron's business, including our continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers and the market; the activities of competitors, some of which may have greater financial or other resources than SigmaTron; the variability of our operating results; the variability of our customers' requirements; the availability and cost of necessary components and materials; SigmaTron's ability to produce products that are in compliance with RoHS by mid-2006; the ability of SigmaTron and our customers to keep current with technological changes within our industries; regulatory compliance; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese or Taiwanese regulations affecting SigmaTron's business; the continued stability of the U.S., Mexican, Chinese and Taiwanese economic systems, labor and political conditions; and the ability of SigmaTron to manage its growth, including its expansion into China and its integration of the Able operation acquired in July 2005. These and other factors which may affect SigmaTron's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K and risk factors contained therein and may be detailed from time to time in SigmaTron's filings with the Securities and Exchange Commission. These statements speak as of the date of this report and SigmaTron undertakes no obligation to update such statements in light of future events or otherwise.

                          Financial tables to follow...


CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                   Three Months Three Months Nine Months  Nine Months
                      Ended        Ended        Ended        Ended
                   January 31,  January 31,  January 31,  January 31,
                      2006         2005         2006         2005
                   ------------ ------------ ------------ ------------

Net sales          $34,061,657  $25,085,493  $90,267,615  $71,206,740

Cost of products
 sold               30,381,859   20,528,342   79,027,187   57,286,829
                   ------------ ------------ ------------ ------------

Gross profit         3,679,798    4,557,151   11,240,428   13,919,911

Selling and
 administrative
 expenses            2,886,874    2,788,060    7,970,016    8,553,938
                   ------------ ------------ ------------ ------------

Operating income       792,924    1,769,091    3,270,412    5,365,973

Other expense
 (income) -net         354,961     (361,541)     777,811     (345,259)
                   ------------ ------------ ------------ ------------

Income from
 continuing
 operations before
 income tax and
 interest of
 affiliate             437,963    2,130,632    2,492,601    5,711,232

Income tax expense     150,628      830,909      791,575    2,209,171
                   ------------ ------------ ------------ ------------

Income from
 continuing
 operations
                       287,335    1,299,723    1,701,026    3,502,061

(Loss) income from
 operations of
 discontinued
 Las Vegas location    (15,014)     225,605      (59,755)     681,576

Income tax
 (benefit) expense      (5,855)      87,986      (23,304)     265,815
                   ------------ ------------ ------------ ------------

(Loss) income on
 discontinued
 operation              (9,159)     137,619      (36,451)     415,761
                   ------------ ------------ ------------ ------------

Net income            $278,176   $1,437,342   $1,664,575   $3,917,822
                   ============ ============ ============ ============


Net income per
 common share -
 assuming dilution       $0.07        $0.38        $0.40        $1.02
                   ============ ============ ============ ============


Weighted average
 number of common
 equivalent
 shares outstanding
 - assuming
 dilution            4,192,229    3,822,157    4,117,358    3,832,121
                   ============ ============ ============ ============


CONDENSED CONSOLIDATED BALANCE SHEETS

                   January 31,   April 30,
                      2006         2005
                   ------------ ------------

Current assets     $52,920,949  $37,709,388

Machinery and
 equipment-net      28,069,851   26,689,940

Intangible assets    2,269,945       42,876
Goodwill             9,298,945      756,959
Other assets         1,959,908    1,343,894
                   ------------ ------------

Total assets       $94,519,598  $66,543,057
                   ============ ============

Liabilities and
 shareholders'
 equity

Current
 liabilities        16,223,955   13,116,078

Long-term
 obligations        30,698,974    7,494,885

Stockholders'
 equity             47,596,669   45,932,094
                   ------------ ------------

Total liabilities
 and stockholders'
 equity            $94,519,598  $66,543,057
                   ============ ============


    CONTACT: SigmaTron International, Inc.
             Linda K. Blake, 800-700-9095